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EXHIBIT 23.1
October 1, 1998 8-K



               Consent of Independent Certified Public Accountants



We consent to incorporation by reference in the registration statement (No. 33-43880) on Form S-3 of Baylake Corp. ("Baylake") and the registration statement (No. 33-77498) on Form S-8 of Baylake of our report dated November 12, 1998 relating to the consolidated balance sheet of Evergreen Bank NA (k/n/a Baylake Bank NA) and its subsidiary as of October 1, 1998, and the related consolidated statements of operations, changes in stockholder equity and cash flows for the nine month period then ended, which report appears in Baylake's amended Periodic Report on Form 8-K dated October 1, 1998.



                                                       /s/ SMITH & GESTELAND LLP


Madison, Wisconsin
December 14, 1998